Exhibit 99.1



FOR IMMEDIATE RELEASE          Contacts:   Delbert L. Seitz
                                           Chief Financial Officer
                                           703-896-7001

                                           Gail E. Price, Director
                                           of Corporate Communication
                                           703-896-0403


      WLR FOODS ANNOUNCES PURCHASE OF CUDDY FARMS INC. FOOD DIVISION,
               NAMES PETER GREEN TO BOARD OF DIRECTORS,
               AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

BROADWAY, Virginia   August 30, 1994    WLR Foods Inc. (NASDAQ:WLRF)
today announced the completion of the purchase of the turkey processing and production assets of Cuddy Farms Inc., making WLR Foods the nation's second largest turkey company. WLR Foods paid $43 million in cash and issued 1,183,333 shares of its common stock to acquire a turkey processing complex, a further processing plant, the lease of a second further processing plant, a feed mill and growout operations and Cuddy's interest in a cold storage and distribution facility, all in North Carolina, with additional growout operations in South Carolina. Cuddy Farms retains its farm division, a major supplier of turkey eggs and poults.

In making the announcement, James L. Keeler, president and chief executive officer of WLR Foods, commented: "We are proud to welcome the Cuddy Farms Food Division people and operations into WLR Foods.
Cuddy is right for WLR Foods   their specialty of processed foods and
their Carolina markets take us closer toward our long-range corporate goals more quickly.

"We have a successful industry record in turkey processing and expect Cuddy and WLR Foods to be more successful together as one company. The timing is particularly good with strong turkey prices going into the high consumption holiday quarter. We're looking forward to Cuddy's contribution to enhancing value for WLR Foods shareholders."


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The 1,183,333 common shares, valued at $24 per share for purposes of the transaction, represent 9.7% of WLR Foods common stock outstanding after the Cuddy acquisition. Additional common shares may be issued subject to post-closing adjustments. According to the terms of a voting trust, the shares will be voted with the recommendations of WLR Foods board of directors for four years unless there is an earlier change of control in WLR Foods.

Cuddy, WLR Foods, and Cuddy's lenders have entered into an agreement wherein WLR Foods could be required to purchase these shares for up to approximately $19 million in cash if Cuddy defaults under its credit facilities. Of the $30.8 million of equity issued in this transaction, WLR Foods will allocate up to $19 million to a temporary equity account to reflect the Company's potential liability under this agreement.

Additionally, Peter A. W. Green, chief executive officer of Cuddy
International, parent company of Cuddy Farms, was named to WLR Foods board of directors today.

The board of directors of WLR Foods today also declared a regular quarterly cash dividend of $0.08 per common share. The dividend is payable on October 28, 1994 to common shareholders of record on October 14, 1994. This will be the 98th consecutive dividend paid to shareholders by the company.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler-Longacre(S) and Cuddy Family Farms(S) label and retail ice under the Cassco(S) label. This Fortune 500 company, with current annual revenues of $727 million, exports to more than 40 countries and has processing operations in Virginia, North Carolina, West Virginia and Pennsylvania, close to its major mid- Atlantic markets.
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